EXHIBIT 99.1
                                                                   PRESS RELEASE


                        Gyrodyne Company of America, Inc.
                                 102 Flowerfield
                         St. James, New York 11780-1551
                     Phone (631) 584-5400 Fax (631) 584-7075


May 1, 2006


Gyrodyne Company of America, Inc.
102 Flowerfield
St. James, New York 11780

                              FOR IMMEDIATE RELEASE
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     ***** NEWS ***** NEWS ***** NEWS ***** NEWS ***** NEWS ***** NEWS *****
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            Gyrodyne Files Notice of Claim Seeking Just Compensation
                      for Property Taken by Eminent Domain

"NASDAQ:GYRO" - ST. JAMES, N.Y., May 1, 2006 - Gyrodyne Company of America, Inc. announced today that it has filed a Notice of Claim with the Court of Claims of the State of New York seeking $158 million of damages from the State of New York (the "State"). This action results from the eminent domain taking by the State University of New York at Stony Brook (the "University") of 245.5 acres of the Company's Flowerfield property located in Smithtown and Brookhaven, New York (the "Property").

On November 2, 2005, the University filed a deed with the Suffolk County Clerk's Office and vested title in the Property pursuant to the New York Eminent Domain Procedure Law (the "EDPL"). On March 27, 2006, the Company received payment from the State of New York in the amount of $26,315,000, which the Company had previously elected under the EDPL to accept as an advance payment for the Property. Under the EDPL, both the advance payment and any additional award from the Court of Claims bear interest at the rate of 9% simple interest from the date of the taking through the date of payment. As previously indicated, the Company believes the amount offered by the University greatly undervalued the property and Gyrodyne expects its position to be confirmed.

In actions for additional compensation in eminent domain proceedings under the EDPL, the Court of Claims reviews, among other factors, the highest and best use of the condemned property and the probability that the highest and best use could have been achieved. The Company will have to prove its claim for damages by proving the highest and best use of the property by a preponderance of the evidence. To do so, the Company intends to present various

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scenarios which may include the probability that some or all of the Property would have been re-zoned to achieve its highest and best use. Gyrodyne has assembled what it believes to be a first class team led by the law firm of Robinson & Cole and includes an engineering firm, a land planning firm and an appraisal firm which will be presenting the basis for Gyrodyne's claim in the months to come.

Stephen V. Maroney, President and Chief Executive Officer of Gyrodyne, stated that "[T]he filing of the Notice of Claim represents an important first step toward achieving our goal of seeking just compensation for our shareholders for the property condemned by the University. Although we can't guarantee the ultimate outcome of this action, we are confident that we can present a credible case for substantial additional compensation." It is possible that Gyrodyne may be awarded a different amount than is being requested, including no compensation, or an amount that is substantially lower than the Company's claim for $158 million that is sought in the action. It is also possible that the Court of Claims could ultimately permit the State to recoup part of its advance payment to the Company.

Forward-Looking Statement Safe Harbor
-------------------------------------
The statements made in this press release that are not historical facts contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, the risk that, in making our case for additional compensation, the Company is unsuccessful at convincing the court of the probability that some or all of the condemned property would be re-zoned to achieve its highest and best use, and generally the effect of economic and business conditions, including risks inherent in the Long Island, New York and Palm Beach County, Florida real estate markets, the ability to obtain additional capital or a viable merger candidate in order to develop the existing real estate and other risks detailed from time to time in our SEC reports. We assume no obligation to update the information in this press release.

About Gyrodyne Company of America, Inc.
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Gyrodyne owns a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island. The Company is currently contesting the value paid by New York State for 245.5 adjoining acres taken under eminent domain proceedings. The Company is also a limited partner in the Callery Judge Grove, L.P., which owns a 3,500 plus acre property in Palm Beach County, Florida. Gyrodyne's common stock is traded on the NASDAQ Stock Market under the symbol GYRO. Additional information about Gyrodyne may be found on its web site at http://www.gyrodyne.com/.

MEDIA CONTACT: Rick Matthews, Rubenstein Associates, (212) 843-8267